Exhibit 99.1

International Textile Group 804 Green Valley Road Greensboro, NC 27408 Contact: Delores Sides (336) 379-2903

International Textile Group announces Gorga retirement, appointment of Kunberger as CEO

May 1, 2014, Greensboro, NC -- International Textile Group, Inc. (“ITG”) announced today that Joseph L. Gorga, President and Chief Executive Officer, has announced his plans to retire from the Company effective May 31, 2014, having served as President and Chief Executive Officer since the Company’s formation in 2004. In connection with Mr. Gorga’s announcement, the Board of Directors has appointed Kenneth T. Kunberger as the Company’s President and Chief Executive Officer effective May 1, 2014. Mr. Kunberger has served as the Company’s Chief Operating Officer since December, 2011 and has also been with the Company since its formation.

Mr. Gorga will assist Mr. Kunberger in a transitional capacity through May 31. Mr. Gorga will also retire from the Board of Directors on June 30, 2014.

Gorga’s distinguished career in the industry, spanning over forty years, included service with Milliken and Company in a variety of executive roles and service as Chairman and CEO of CMI Industries prior to joining Burlington Industries in 2002. He was named President and CEO of Burlington upon its acquisition by WL Ross & Co. in 2003. Gorga was named President and CEO and a member of the Board upon ITG’s formation in 2004. Throughout his career, he has been a proponent and strong supporter of the textile industry, having previously served as a director and vice chairman of the American Textile Manufacturing Institute (ATMI) and chairman of the National Textile Association (NTA).

“Joe was instrumental to the Company in its formation, integration activities, international development and transition to its role today as a preeminent supplier of technology and innovation in the industry supply chain,” said Wilbur L. Ross, Chairman of ITG’s Board of Directors. “With his leadership during these past ten years, ITG is now positioned for continued growth in many key areas. I appreciate Joe’s contributions, leadership, and his development of a strong management team poised for the opportunities we have going forward. I know that everyone within the ITG organization and in the Greensboro community will join me in wishing him well.”

Kunberger joined Burlington Industries in 1998, having previous experience with Liz Claiborne in New York, where he held a number of management positions in sales and marketing, merchandising and operations, and with VF Corporation, where he held various executive positions for VF Licensed Jeanswear and Marithé et Francois Girbaud, a fashion jeans company. At Burlington, Mr. Kunberger served in various executive capacities in its sportswear, denim, and apparel businesses.

Upon the formation of ITG, Mr. Kunberger served in a number of executive positions with increasing levels of responsibility. From his position as President of Burlington WorldWide, he was subsequently named President of ITG’s Apparel and Specialty Fabrics Group, where he assumed responsibility for the Cone Denim business and its operations in the U.S., Mexico, and China. He was subsequently named Chief Operating Officer.

In addition to his duties to ITG, Mr. Kunberger also serves on the Industry Advisory Board of the North Carolina State University School of Textiles.

“Ken has made many contributions to the Company in his previous roles, and we believe he is the right person to lead ITG as it moves to expand its brand, product, and customer bases,” said Joe Gorga. “Ken’s past experiences and skills, along with his passion for the Company’s businesses and products, will be invaluable as ITG continues to build upon its heritage as the preeminent supplier of innovative products in its various marketplaces.”

Said Wilbur L. Ross, “We are very pleased to have Ken as President and CEO and look forward to his leadership as ITG embarks on the many opportunities it has as the product and innovation leader in its marketplaces. We value his past contributions to the Company, to Burlington, and to Cone Denim, the leadership he has provided in the growth of the denim business, and are excited about the possibilities for the future as he leads the Company into the next chapter.”

International Textile Group, Inc. (ITG) is a global, diversified provider of textile solutions across performance & specialty apparel fabrics, advanced uniform fabrics, technical commercial fabrics, and engineered automotive components. ITG’s business units include: Burlington Worldwide, Cone Denim, Safety Components, Narricot, and Carlisle Finishing. The Company employs approximately 4,800 people worldwide with operations in the United States, Mexico, and China. To learn more visit www.itg-global.com.

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